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                                                                     EXHIBIT 3.3


                         CERTIFICATE OF DOMESTICATION
                                      OF
                    AMERICAN TELESOURCE INTERNATIONAL INC.

     AMERICAN TELESOURCE INTERNATIONAL INC. (the "Corporation"), a corporation presently organized and existing under the laws of the Province of Ontario, Canada, and which is domesticating to the State of Delaware pursuant to section 388 of the General Corporation Law of the State of Delaware, DOES HEREBY
CERTIFY:

     FIRST: the Corporation was first incorporated on December 17, 1993, under the laws of the Province of Alberta, Canada.

     SECOND: the name of the Corporation immediately prior to the filing of this Certificate of Domestication was American Telesource International Inc.

     THIRD: the name of the Corporation as set forth in its Certificate of Incorporation filed in accordance with section 388(b) of the General Corporation Law of the State of Delaware is American Telesource International Inc.

     FOURTH: the principal place of business of the Corporation immediately prior to the filing of this Certificate of Domestication was located in the State of Texas.

     FIFTH: a Certificate of Incorporation of American Telesource International, Inc. is being filed contemporaneously with the filing of this Certificate of Domestication.

     IN WITNESS WHEREOF, the Corporation has caused this Certificate of Domestication to be signed by __________, its __________, who is authorized to sign this Certificate of Domestication on behalf of the Corporation, on __________, 1996.


                                          AMERICAN TELESOURCE INTERNATIONAL INC.


                                          By:___________________________________
                                          Name:_________________________________
                                          Title:________________________________